[LETTERHEAD OF FAEGRE & BENSON LLP]


                                February 19, 1998

Cowles Media Company
329 Portland Avenue
Minneapolis, MN  55415

Ladies and Gentlemen:

        We have acted as counsel to Cowles Media Company ("Cowles"), a Delaware corporation, in connection with the transactions described in the Agreement and Plan of Merger and Reorganization dated as of November 13, 1997, between Cowles and McClatchy Newspapers, Inc. ("McClatchy"), also a Delaware corporation, as amended and restated as of February 13, 1998 (the "Agreement"). In addition to Cowles and McClatchy, the parties to the Agreement include MNI Newco, Inc. ("New McClatchy"), and two wholly-owned subsidiaries of New McClatchy, CMC Mergerco, Inc. ("CMC Merger Sub") and MNI Mergerco, Inc. ("MNI Merger Sub"). Each of New McClatchy, CMC Merger Sub and MNI Merger Sub is a Delaware corporation. Pursuant to the Agreement, at the Effective Time, CMC Merger Sub shall be merged with and into Cowles (the "Cowles Merger"), with Cowles being the surviving corporation, and MNI Merger Sub shall be merged with and into McClatchy, with McClatchy being the surviving corporation.

        New McClatchy has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") a registration statement on Form S-4 (the "Registration Statement") with respect to the common stock of New McClatchy to be issued to the Cowles shareholders in the Cowles Merger in exchange for their common stock in Cowles (the "Cowles Common Stock"). In addition, McClatchy and Cowles have prepared a Joint Proxy Statement/Prospectus dated February 19, 1998 (the "Proxy Statement/Prospectus"), which is contained in and made a part of the Registration Statement.

        In rendering the opinion set forth below, we have reviewed and relied upon the accuracy of the facts stated in the Proxy Statement/Prospectus (including Appendices thereto) and such other materials as we have deemed necessary or appropriate as a basis for our opinion, including certificates received from both Cowles and McClatchy, as described in the Proxy Statement/Prospectus.

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February 19, 1998
Page 2

        Based upon and subject to the foregoing, we confirm to you that the discussion of the material United States Federal income tax consequences under the caption "THE REORGANIZATION -- Federal Income Tax Matters" (the "Tax Section") reflects our opinion regarding the Federal income tax consequences of the Cowles Merger to the holders of Cowles Common Stock. Our opinion is subject to the qualifications, assumptions and limitations set forth therein, and no opinion is expressed regarding matters not referred to therein.

        This opinion is being furnished in connection with the Proxy Statement/Prospectus. It is expressed solely for the benefit of Cowles and holders of Cowles Common Stock and may not be relied upon in any manner or for any purpose by any other person.

        We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to this firm in the Tax Section. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                                                     Very truly yours,

                                                     /s/ Faegre & Benson LLP

                                                     Faegre & Benson LLP